CHANGE OF CONTROL AGREEMENT

         THIS AGREEMENT is made as of this 1st day of June, 2000, by and between
REGENCY  REALTY   CORPORATION,   a  Florida   corporation  (the  "Company")  and
__________________ ("Employee").

         WHEREAS, the Company wishes to provide inducement to Employee to remain as an executive officer of the Company and a key employee of the Company and/or one or more of its Affiliates (as defined below) or other entities the ownership of which is attributable to the Company pursuant to Section 318 (including any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company, its Affiliates and such entities are referred to collectively as the "Regency Entities");

         WHEREAS, the parties agree that the restrictive covenants underlying certain of Employee's obligations under this Agreement are necessary to protect the goodwill or other business interests of the Regency Entities and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

         In consideration of Employee's agreement to continue as an executive officer of the Company and as an employee of one or more of the Regency Entities, Employee and the Company agree as follows:

1.       Definitions.  The following definitions shall apply:
         -----------

(a)      "Beneficial Owner" of securities means any securities:
          ----------------

(i) which such Person or any of such Person's "Affiliates" and "Associates, as such terms are defined in Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934 (the "Exchange Act"), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase; or

(ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has
        "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act or any successor provision), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this subsection (ii) as a result of an agreement, arrangement or understanding to vote security if the agreement, arrangement or understanding arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and is not also then reportable on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding for the
         purpose of acquiring,  holding,  voting (except   pursuant  to  a
         revocable proxy as described in subsection (ii) above) or disposing of any voting securities of the Company);

(b)      "Cause" means:

(i) The willful and substantial failure or refusal of Employee to perform duties assigned to Employee (unless Employee shall be ill or disabled) under circumstances where Employee would not have Good Reason to terminate Employee's employment hereunder, which failure or refusal is not remedied by Employee within thirty (30) days after written notice from the Chief Executive Officer of the Company or the Board of Directors of such failure or refusal;

(ii) A material breach of Employee's fiduciary duties to any Regency Entity (such as obtaining secret profits from the Regency Entity) or a violation by Employee in the course of performing Employee's duties to any Regency Entity of any law, rule or regulation (other than traffic violations or other minor offenses) where such violation has resulted or is likely to result in material harm to any Regency Entity, and in either case where such breach or violation constituted an act or omission performed or made willfully, in bad faith and without a reasonable belief that such act or omission was within the scope of Employee's employment hereunder; or


(iii) Employee's engaging in illegal conduct (other than traffic violations or other minor offenses) which results in a conviction (or a no contest or nolo contendere plea thereto) which is not subject to further appeal and which is materially injurious to the business or public image of any Regency Entity.

(c)      "Change of Control" means:

(i) Fifty percent (50%) or more of the members of the Board of Directors of the Company:

(1)      are not Continuing Directors, or

(2) whether or not they are Continuing Directors, are nominated by or elected by the same Beneficial Owner (for this purpose, a director of the Company shall be deemed to be nominated or elected by the Security Capital Entities if the director also is a director of Security Capital Group, Inc., including any successor);

(ii) Any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert (a "Person") (other than any employee benefit plan maintained by the Company or any entity controlled by the Company or any entity holding securities of the Company for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such a plan) becomes the Beneficial Owner of securities of the Company representing at least twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities except:

(1) any acquisition by any Security Capital Entity or any of its Affiliates (including the pledge to any bona fide pledgee of securities of the Company by such investor or its Affiliates to secure bona fide indebtedness of such Person but excluding any transfer to or for the benefit of the pledgee pursuant to its rights as pledgee) which is made while the standstill provisions of the Stockholders Agreement are in effect and which is made in compliance with such provisions;

(2)      any acquisition by the Company;

(3) transfers between and among the Security Capital Entities and their respective Affiliates; or

(4) any transaction or series of related transactions directly with the Company which have been authorized by a majority of the Continuing Directors then serving on the Company's Board of Directors;

(iii) There shall be consummated or the shareholders shall have approved (and the Board shall not have abandoned):

(1)      any reorganization,  consolidation,  share exchange,  or merger
         (a "Business Combination") of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's common stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company's voting common stock immediately prior to such Business Combination Beneficially Own, directly or indirectly,
         more  than  50%  of  the  combined   voting  power  of  the then-
         outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such initial Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Company voting stock, or

(2)      except as provided in clause  (1),  any sale,  lease, exchange or other
         transfer (in one  transaction or a series  of  related   transactions)
         of  all, or substantially all, of the assets of the Company;

(iv) The Company acquires, whether through purchase, merger or otherwise, all or substantially all of the operating assets or capital stock of another entity and in connection with such acquisition persons are elected or appointed to the Board of Directors of the Company who are not directors immediately prior to the acquisition and such persons, even though they may be Continuing Directors, constitute at least fifty percent (50%) of the Board of Directors after such acquisition; or

(v) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

(d)      "Continuing Director" means:

(i) any member of the Board of Directors of the Company who was a member of such Board on January 1, 2000, and any successor of a Continuing Director who is recommended to succeed a Continuing Director by at least a majority of the Continuing Directors then on such Board;

(ii) any individual who becomes a director subsequent to January 1, 2000, whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Continuing Directors; and

(iii) any individual who becomes a director pursuant to Article 2 of the Stockholders Agreement;

(e)      "Good Reason" means (unless consented to in writing by the Employee):

(i) a diminution or adverse change, in the nature of Employee's title, position, reporting relationships, authority, duties or responsibilities (including as a type of diminution, the Employee's occupation of the same title and/or position, but with a privately-held company); or

(ii) a diminution in Employee's total compensation and benefits or the formula for Employee's incentive compensation, in either case for reasons not reasonably related to Employee's performance; or

(iii) a diminution, without Employee's consent, in the nature of Employee's working conditions, or

(iv) Employee shall be required to perform duties which would necessitate relocating Employee's residence beyond a reasonable commuting distance from the Company's offices where Employee was based immediately prior to the Change of Control; or

(v) a successor fails to assume this Agreement, or amends or modifies this Agreement; or

(vi) a material breach of this Agreement by the Company or a successor thereto; or

(vii) in the case of an Employee who is also a director, the failure of the Employee to be nominated for re-election to the board; or

(viii) the Company or its successor giving notice that this Agreement will not be automatically extended;


(f) "Security Capital Entities" means Security Capital Holdings S.A. and Security Capital U.S. Realty and any Affiliates of either who are bound by the Stockholders Agreement; and

(g) "Stockholders Agreement" means the Stockholders Agreement dated July 10, 1996, as amended, among the Security Capital Entities and the Company.

2. Term. The term of this Agreement shall begin on the date hereof and end at 11:59 p.m. on December 31, 2005, and thereafter shall automatically renew for successive additional five-year terms unless either party delivers written notice of non-renewal within 90 days of the end of the then current term; provided, however, that if a Change of Control has occurred during the original or any extended term the term of this Agreement shall extend for 24 calendar months after the end of the calendar month in which the Change of Control occurs.

3. Change of Control. In the event that during the term of this Agreement the Company terminates Employee's employment without Cause or Employee terminates Employee's employment for Good Reason, in each case within two years following a Change of Control:

(a) Employee shall be entitled to receive a lump sum cash payment within fifteen (15) days after the date of termination (or at Employee's election, equal monthly installments at the end of each month for twenty-four months, the "Termination Payment Period") equal to the sum of (i) two times Employee's annual base salary in effect on the date of termination or, if greater, immediately prior to the Change of Control, and (ii) an amount in cash equal to two times Employee's most recent annual bonus, if any, paid pursuant to the Company's Annual Incentive for Management Plan or any successor plan ("Annual Incentive Plan"), or if greater, two times Employee's targeted Annual Incentive Plan bonus for the current year in which the termination occurs.

(b) Employee shall receive fringe benefits and other employee benefits during the Termination Payment Period (other than vacations, stock options and profit sharing contributions but including the life, health, and disability insurance) comparable to those that Employee was receiving on the date of termination or immediately prior to the Change of Control, if greater. If such benefits cannot be provided under the Company's existing benefit plans or programs, individual coverage will be provided at no additional charge to the Employee or the cash equivalent thereof will be paid to the Employee.

(c) All unvested stock options and unvested dividend equivalent units (DEU's) held by Employee, or by the Company on the Employee's behalf, will fully vest on the date of termination of Employee. Employee shall be entitled to exercise all unexercised stock options within the later of ninety (90) days following termination or the expiration date of such options as provided in each option agreement pertaining thereto. All DEU's held by the Company on Employee's behalf will be immediately distributed to the Employee.

(d) All unvested restricted stock held by the Company on the Employee's behalf will fully vest on the date of termination of Employee and be immediately distributed to Employee.

(e) All amounts held by the Company on account for Employee in the Regency Realty Deferre Compensation Plan will be distributed to Employee in accordance with the Employee's election under the Plan.

(f) The following provisions shall apply to any stock purchase loans owed by Employee to the Company (the "Stock Purchase Loans"):

(i) Stock Purchase Loans will become non-recourse obligations on the date of termination of Employee.

(ii) Stock Purchase Loans that contain forgiveness provisions based on Employee remaining employed by any Regency Entity and/or the satisfaction by the Company of certain performance criteria (A) will not be due and payable upon termination of employment, anything in the loan documents to the contrary notwithstanding, (B) shall remain outstanding, and (C) shall be subject to forgiveness as if Employee's employment had not been terminated.

(iii) In the event that (A) a Stock Purchase Loan becomes due and payable as a result of termination of employment and the settlement of the Stock Purchase Loan results in ordinary income to Employee for federal income tax purposes ("Loan Income"), or (B) the change in the obligation to non-recourse results in Loan Income, the Company shall also pay to Employee at the same time that it pays the other amounts due hereunder (or in the case of subsequent forgiveness, at the time of such forgiveness) an amount with respect to such Loan Income sufficient to cover the federal income tax and any state or local income taxes due on such Loan Income and on the cash payment made under this subsection (iii).

(g) If any payment or benefit (including, but not by way of limitation, benefits such as accelerated vesting and/or distributions of stock options, dividend equivalents and restricted stock, loan forgiveness, and the continuation of fringe and other benefits) to Employee hereunder or any other payments received or to be received by Employee from the Company or any successor thereto (collectively, "Severance Benefits") (whether payable pursuant to the terms hereof or any other plan, agreement or arrangement with the Company or any corporation affiliated with the Company within the meaning of Section 1504 of the Code) would, in the opinion of Tax Counsel (as hereafter defined) constitute a "parachute payment" under Section 280G of the Code, or if it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the Severance Benefits is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, then except as provided in the last sentence of this Section 3(g), the Company shall pay to Employee fifteen days after such determination an additional amount (the

         "Gross-Up Payment") such that the net amount retained by the Employee after deduction of (i) any Excise Tax; (ii) any federal, state or local income tax arising in respect of imposition of such Excise Tax;
         (iii) any federal, state or local income tax or Excise Tax imposed upon the payment provided for by this Section 3(g); and (iv) any interest charges or penalties arising as a result of filing federal, state or local income tax returns in accordance with the opinion of Tax Counsel described in Section 4(a), shall be equal to the Severance Benefits. Notwithstanding the foregoing, if the amount of the Severance Benefits does not exceed by more than ten percent (10%) the amount that would be payable to Employee if the Severance Benefits were reduced to one dollar less than what would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount"), then the Severance Benefits shall be reduced to the Scaled Back Amount, and Employee shall not be entitled to any Gross-Up Payment.

(h) For purposes of determining the amount of the payments made pursuant to Sections 3(f)(iii) and 3(g) hereof, Employee shall be deemed to pay federal income taxes at the highest marginal federal tax rates in the calendar year in which such payment is made and any state or local income taxes at the highest marginal rates applicable in the state and locality of Employee's domicile for income tax purposes in the calendar year in which such payment is made hereunder and assuming the maximum available deduction from income for federal income taxes purposes of any such state or local income taxes.

4.       Procedure.

(a) For purposes of Section 3(g), within sixty (60) days after delivery of a written notice of termination by the Employee or by the Company pursuant to this Agreement, the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel ("Tax Counsel") selected by the Company's independent auditors, which sets forth (i) the "base amount" within the meaning of
         Section  280G;  (ii) the aggregate present value of the payments in the nature of compensation to the Employee as prescribed in Section 280G(b)
         (2)(A)(ii); and (iii) the amount and present value of any "excess parachute payment" within the meaning of Section 280G(b)
         (1). For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the
         Company's   independent auditors in  accordance with the principles of
         Section 280G, which determination shall be evidenced in a certificate of such auditors addressed to the Company and Employee. Such opinion shall be dated as of the date of termination of Employee's employment and addressed to the Company and the Employee and shall be binding upon the Company and the Employee.

(b) The provisions of Section 3, including the calculations, notices and opinions provided for herei shall be based upon the conclusive presumption that

(i)      the  compensation  and  benefits provided for in Section 3 hereof, and
         (ii) any other compensation earned prior to the Change in Control by the Employee pursuant to the Company's compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control, is reasonable, provided, however, that in the event such Tax Counsel so equests in connection with the opinion required by Section 4(a), the Company shall obtain at its expense, and Tax Counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item ofcompensation to be received by the Employee.

5. Compensation Upon Termination. Except as provided in Section 3(g) with respect to the Scaled Back Amount, Employee shall not be required to mitigate the amount of any compensation or other amounts payable to Employee hereunder pursuant to Section 3 ("Change of Control") following the early termination of Employee's employment, by securing other employment or otherwise, nor will such compensation be reduced by reason of Employee securing other employment or for any other reason.

6.       Confidentiality and Non-Competition.

(a)      Employee  will not use or disclose any confidential information of any
         Regency  Entity  without  the  Company's  prior  written   consent,
         except in furtherance of the business of the Regency Entities or except as may be required by law. Additionally, and without limiting the foregoing, Employee agrees not to participate in or facilitate the
         dissemination   to  the media  or  any other  third  party (i) of any
         confidential information concerning any Regency Entity or any employee of any Regency Entity, or (ii) of any damaging or defamatory information concerning Employee's experiences as an employee of any Regency Entity, without the Company's prior written consent except as may be required by law. Notwithstanding the foregoing, this paragraph does not apply to information which is already in the public domain through no fault of the Employee.

(b) The Company agrees not to disclose to any third party any information concerning the terms of Employee's employment or Employee's work-related performance or, in the event that Employee ceases to be employed hereunder, the reasons or basis for Employee's termination of employment, without Employee's prior written consent or except as may be required by law.

(c) During Employee's employment and during the one-year period after Employee ceases to be employed by any of the Regency Entities, Employee agrees that:

(i) unless Employee's employment is terminated following a Change of Control without Cause or for Good Reason, Employee shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting any other employee of any Regency Entity to leave such employment;

(ii) whether or not a Change of Control has occurred, Employee shall not personally solicit, induce or assist any other Person in soliciting or inducing (A) any tenant in a shopping center of any Regency
         Entity that was a tenant on the date of termination of Employee's employment (the "Termination Date") to terminate a lease, or (B) any tenant, property owner or build-to-suit customer with whom any Regency Entity entered into a lease, acquisition contract, business combination contract, or development contract on the Termination Date to terminate such lease or other contract, or (C) any prospective tenant, property owner or prospective build-to-suit customer with which any Regency Entity was actively conducting negotiations on the Termination Date with respect to a lease, acquisition, business combination or development project to cease such negotiations, unless Employee was not aware that such negotiations were being conducted.

(d) The parties agree that any breach of this Section 6 will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 6, the non-breaching party shall be entitled to injunctive relief. Should any provision of this Section 6 be determined by a court of law or equity to be unreasonable or unenforceable, the parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the parties being that the parties be given the broadest protection allowed by law or equity with respect to such provision.

(e) The provisions of Sections 6(a) and 6(b) shall survive the termination of this Agreement.

7. Withholding. The Company shall withhold from all payments to Employee hereunder all amounts required to be withheld under applicable local, state or federal income tax law.

8. Dispute Resolution. Any dispute, controversy or claim between the Company and Employee or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville in accordance with the Commercial Rules of the American Arbitration Association then in force and Florida law within 30 days after written notice from one party to the other requesting that the matter be submitted to arbitration. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company shall bear the cost with respect to such arbitration (including reasonable attorney's fees and expenses incurred by Employee), provided, however, that in the event that no award is made to Employee, the Employee will be responsible to reimburse the Company for one-half of such costs.

9. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Agreement supersedes and terminates any prior employment agreement, change of control agreement or non-competition agreement between the Company or Pacific Retail Trust (to which the Company is successor by merger) and Employee. This Agreement shall be binding upon and inure to the benefit of the Employee and Employee's heirs and personal representatives and the Company and its successors, assigns and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                     REGENCY REALTY CORPORATION

                                                        By:
                                                        Its:
                                                       "Company"

                                                       "Employee"